Exhibit 99.3

NORTHWEST PRODUCTS SYSTEM

COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

As of March 31, 2013 and December 31, 2012

(Unaudited)

NORTHWEST PRODUCTS SYSTEM
COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(Unaudited)

	March 31, 2013	December 31, 2012
	(in thousands)
Prepaid Expenses	$4,500	$4,500
Inventories	688	939
Property, plant and equipment, net	73,760	74,241
Total assets acquired	$78,948	$79,680

See accompanying notes to the combined statements of assets acquired and liabilities assumed.

NOTES TO COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
As of March 31, 2013 and December 31, 2012
(Unaudited)

NOTE A - BASIS OF PRESENTATION

On December 6, 2012, Chevron Pipe Line Company and Northwest Terminalling Company, a wholly-owned subsidiary of Chevron Pipe Line Company (collectively "CPL") entered into a definitive agreement with Tesoro Logistics LP ("TLLP"), whereby TLLP will purchase the Northwest Products System which consists of a 760-mile common carrier refined products pipeline extending from Salt Lake City, Utah to Spokane, Washington; a separate 5-mile jet fuel pipeline to the Salt Lake City International Airport and three refined products terminals located in Boise and Pocatello, Idaho and Pasco, Washington. In addition, TLLP will acquire certain working capital assets, including a prepaid right of way easement and pipeline and terminal inventories. The original purchase price of $400 million was amended on May 17, 2013, to $355 million to address the liabilities and responsibilities of the parties in connection with a diesel fuel release that occurred on March 18, 2013 near Willard, Utah. With the exception of the environmental liabilities CPL will retain under this amendment, TLLP will assume all other environmental liabilities associated with the Northwest Products System.

The accompanying historical combined statements of assets acquired and liabilities assumed are presented using the accrual basis of accounting and represent the historical net carrying value of assets acquired and liabilities assumed attributable to the Northwest Products System and were prepared from the historical accounting records of CPL. The Northwest Products System represents a portion of the assets and liabilities of both Chevron Pipe Line Company and Northwest Terminalling Company; therefore, CPL does not prepare separate stand-alone historical financial statements for the Northwest Products System and it is not practicable to identify all assets and liabilities applicable to the Northwest Products System.

The accompanying statements were prepared specifically for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to represent a complete set of financial statements reflecting financial position, shareholders' equity and cash flows of the Northwest Products System, and are not indicative of the financial position going forward.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination and Use of Estimates

The combined statements of assets acquired and liabilities assumed at March 31, 2013 and December 31, 2012 were derived from the accounts of CPL. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of assets acquired and liabilities assumed. Actual balances and results could be different from those estimates.

Property, Plant, and Equipment

CPL capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include engineering, design, taxes (excluding income taxes), and other costs incurred associated with the construction activities. CPL does not capitalize the cost of funds during construction. The costs for renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. Repairs, replacements and major maintenance project costs, which do not extend the useful life or increase the expected output or capacity of property, plant and equipment, are expensed as incurred.

Long-lived assets to be held and used are assessed for possible impairment by comparing their carrying values with their associated undiscounted, future net before-tax cash flows. Events that can trigger assessments for possible impairments include significant decreases in the market value of a long-lived asset, significant changes in the extent or manner in which a long-lived asset is being used or a change in its physical condition, and a more-likely-than-not expectation that a long-lived asset will be sold or otherwise disposed of before the end of its previously estimated useful life. Impaired assets are written down to their estimated fair values.

Long-lived assets that are held for sale are evaluated for possible impairment by comparing the carrying value of the asset with its fair value less the cost to sell. If the net book value exceeds the fair value less cost to sell, the asset is considered impaired and adjusted to the lower value.

NOTES TO COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
As of March 31, 2013 and December 31, 2012
(Unaudited)

Depreciation on property and equipment is calculated using the composite method for the common carrier refined products pipeline in accordance with the Uniform System of Accounts ("USofA"), as required by the Federal Energy Regulatory Commission ("FERC"), and the straight-line method for all other assets. Depreciation on the common carrier refined products pipeline is based on rates approved by the FERC. Depreciation on all other assets is based on the useful life of each asset. When assets are placed into service, CPL makes estimates with respect to their useful lives that it believes are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for the assets, and regulatory or environmental requirements could cause a change to these estimates.

Environmental Matters

Environmental expenditures that relate to ongoing operations or to conditions caused by past operations are expensed. Liabilities related to future remediation costs are recorded when environmental assessments or cleanups are probable and can be reasonably estimated. Cost estimates are based on the expected timing and the extent of remedial actions required by governing agencies, experience gained from similar sites for which environmental assessments or remediation efforts have been completed, and the amount of our anticipated liability considering the proportional liability and financial abilities of other responsible parties. Estimated liabilities are not discounted to present value, and environmental expenses are recorded primarily in operating expenses.

Commitments and Contingencies

In June 2012, CPL executed a Grant of Easement for Right-of-Way with the Bureau of Indian Affairs, U.S. Department of the Interior. This easement grants CPL a right-of-way for the transmission of petroleum products over the lands of the Fort Hall Indian Reservation of the Shoshone-Bannock Tribes. The easement is valid for a 20-year period beginning November 14, 2013, and terminating on November 13, 2033. The total compensation for the granting of this easement is $8.5 million, with the initial payment of $4.5 million paid upon the execution of the Grant of Easement. The future commitment of $4 million is due annually in $1 million installments, the first of which is due at the expiration of the existing pipeline right-of-way, which is November 13, 2013, and the remaining three payments are due over the next three consecutive years, the last of which is to be made on or before November 12, 2016. Effective March 1, 2013, the pipeline tariff rate to Pocatello Station was increased by sixteen cents per barrel to recover the cost of this new easement.

Asset Retirement Obligations

CPL records the fair value of a liability for an asset retirement obligation ("ARO") as an asset and liability when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. No AROs have been recognized for the Northwest Products System because indeterminate settlement dates for the asset retirement prevent the estimation of the fair value of the associated ARO. CPL performs periodic reviews of long-lived assets for any changes in facts and circumstances that might require the recognition of a retirement obligation.

NOTE C - ENVIRONMENTAL OBLIGATIONS

CPL is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require CPL to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. On March 18, 2013, CPL detected and responded to a leak which resulted in a release of diesel fuel near Willard, Utah. CPL notified all appropriate jurisdictional agencies and began conducting all required clean-up activities. As a result of this release, a Corrective Action Order (CAO) was issued on March 22, 2013, by the Pipeline and Hazardous Materials Safety Administration (PHMSA) of the U.S. Department of Transportation. In addition, on April 11, 2013, the Department of Environmental Quality (DEQ), Division of Water Quality, of the State of Utah issued a Notice of Violation and Compliance Order. Direct operating expenses include environmental remediation expenses of approximately $12.5 million for the three month period ended March 31, 2013, which at that time, reflected the best estimate of the expected cost to remediate the effects of the leak. CPL's current estimate of the total environmental liability for this incident is $20.5 million. CPL has agreed to retain the financial and operational responsibility to remediate the site of this release for a period of two years from the date of closing, in addition to paying any monetary fines and penalties assessed by any government authority arising from this incident.

NOTES TO COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
As of March 31, 2013 and December 31, 2012
(Unaudited)

NOTE D - CASH FLOW INFORMATION

Capital expenditures were approximately $0.1 million and $4.8 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Other cash flow information is not separately available on a stand-alone basis for the Northwest Products System.

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